Exhibit 10.5

Execution Version

ION ACQUISITION CORP 3 LTD.

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

ION Holdings 3, LP

89 Medinat Hayehudim Street

Herzliya 4676672, Israel

April 29, 2021

Re:	Administrative Services Agreement

Ladies and Gentlemen:

This letter agreement (this “Agreement”) by and between ION Acquisition Corp 3 Ltd. (the “Company”) and ION Holdings 3, LP (the “Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the Registration Statement (as defined below) is declared effective (the “Effective Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

1. The Sponsor shall make available, or cause to be made available, to the Company, 89 Medinat Hayehudim Street, Herzliya 4676672, Israel (or any successor location), office space, utilities and administrative and support services as may be reasonably required by the Company. In exchange therefor, the Company shall pay the Sponsor $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date; and

2. The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this Agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York for agreements made and to be wholly performed within such state, without regards to the conflicts of laws principles thereof.

[Signature Page Follows]

If the foregoing accurately sets forth our understanding and agreement, please sign the enclosed copy of this Agreement and return it to us.

ION ACQUISITION CORP 3 LTD.

By:	/s/ Anthony Reich
	Name:	Anthony Reich
	Title:	Chief Financial Officer

Accepted and agreed as of the date first written above:

ION HOLDINGS 3, LP
Acting by its General Partner,
ION ACQUISITION CORP GP LTD.

By:	/s/ Anthony Reich
	Name:	Anthony Reich
	Title:	Authorized Signatory

Signature Page to Administrative Services Agreement